Exhibit 10.17

THIRD AMENDMENT TO

OFFICE LEASE AGREEMENT

THIS THIRD AMENDMENT TO OFFICE LEASE AGREEMENT (this “Amendment”) is dated, for reference purposes only, August 22, 2012, and is made and entered into by and between TP BUILDING I, LLC, a Utah Limited liability company (“Landlord”) and HEALTHEQUITY, INC., a Delaware corporation (“Tenant”).

Recitals

A. On or about November 17, 2006, Landlord and Tenant entered into an Office Lease Agreement in which Landlord agreed to lease to Tenant certain premises (the “Initial Premises”) located in The Pointe I, an office building (the “Building”) located at approximately 15 West Scenic Drive, Draper, Utah, as more particularly defined below. Said Office Lease Agreement has been amended by a First Amendment to Office Lease Agreement dated October 18, 2007 and a Second Amendment to Office Lease Agreement dated March 2012. The Office Lease Agreement, First Amendment to Office Lease Agreement, and Second Amendment to Office Lease Agreement are hereinafter collectively referred to as the “Lease”.

B. Landlord and Tenant now desire to amend the Lease to expand the leased premises, extend the term, adjust the Base Rent, and make certain other changes, all as stated herein.

Terms and Conditions

NOW, THEREFORE, in consideration of the Lease and the mutual promises contained in the Lease and in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Recitals. The foregoing recitals are hereby incorporated into this Amendment and form a part hereof.

2. Definitions. The following terms shall have the following meanings for purposes of this Amendment:

“Allowance” means the allowance of $610,410 as described in Section 7 of this Amendment and in the attached Work Letter (Exhibit “B”).

“Amendment” – defined in the first paragraph above.

“Building” – the office building located at approximately 15 West Scenic Drive, Draper, Utah with the sign “Building 2” in which the Tenant is currently located.

“Building VI” – defined in Section 11.

“Expansion Area” shall mean that certain space on the first floor of the Building which is depicted on Exhibit “A” attached to this Amendment. The Rentable Square Footage of the Expansion Area is 10,728 square feet and the Usable Square Footage of the Expansion Area is 8,951 square feet.

“Expansion Date” shall mean the date on which Landlord Substantially Completes the Landlord Work and delivers occupancy of the Expansion Area to Tenant.

“First Renewal Option” – defined in Section 12.

“First Extended Term” – defined in Section 12.

“First Renewal Notice” – defined in Section 12.

“First Renewal Amendment” – defined in Section 12.

“Free Rent Period” – defined in Section 5.

“Initial Premises” – defined in Recital A.

“Known Broker” – defined in Section 14.

“Landlord” – defined in the first paragraph of this Amendment.

“Landlord Work” shall mean the work of improvement to be performed by Landlord as described in the Work Letter attached hereto as Exhibit “B”.

“Lease” – defined in Recital A.

“Revised Premises” shall mean the premises governed by the Lease after the Expansion Date, consisting of the Initial Premises and the Expansion Area. The Revised Premises will contain 46,783 Rentable Square Feet and 40,694 Usable Square Feet.

“ROFO Space” – defined in Section 11.

“ROFR” – defined in Section 10.

“Second Renewal Option” – defined in Section 13.

“Second Extended Term”– defined in Section 13.

“Second Renewal Amendment” – defined in Section 13.

“Second Renewal Notice” – defined in Section 13.

“Substantially Complete” and “Substantially Completed” shall mean that Landlord shall have obtained a certificate of occupancy for the Expansion Area from the City of Draper and that Landlord shall have substantially completed the Landlord Work, with the only work remaining to be completed by Landlord are items that can be completed after occupancy has been taken without causing material interference with Tenant’s use of the Premises (i.e., so-called “punch list” items), which the parties shall agree upon in writing at the time of Substantial Completion, and which “punch list” items Landlord shall complete as soon as possible and in any event within 30 days of the Expansion Date. The parties agree that this definition of Substantial Completion replaces the definition in Section 3.01 of the Lease.

“Tenant” – defined in the first paragraph of this Amendment.

All other capitalized terms used in this Amendment and not defined herein shall have the meanings attributed to such terms in the Lease.

3. Expansion of Premises. On the Expansion Date, Landlord agrees to deliver and lease the Expansion Area to Tenant and Tenant agrees to accept and lease the Expansion Area from Landlord. Thereafter, the Premises governed by the Lease will be the Revised Premises, including, for all purposes, the Initial Premises and the Expansion Area, and totaling 46,783 Rentable Square Feet.

4. Extension of Lease Term. The Term of the Lease is hereby extended such that the Termination Date will be April 30, 2019 (subject to renewals as provided herein). This new Termination Date applies to the entire Revised Premises.

5. Rent, Pro Rata Share, and Parking. Until the Expansion Date, Tenant’s Base Rent, Pro Rata Share, and Parking rights shall continue as stated in the Lease. From and after the Expansion Date, the Base Rent, Pro Rata Share, and Parking rights shall be as follows:

A. Base Rent.

Months	Annual Rate Per Sq. Ft.	Rentable Sq. Ft.	Annual Base Rent	Monthly Base Rent
* Expansion Date thru 5 months following Expansion Date	$15.85	46,783	*No Base Rent	*No Base Rent
6-12	$15.85	46,783	$432,547.82	$61,792.55
13-24	$16.33	46,783	$763,966.39	$63,663.87
25-36	$16.82	46,783	$786,890.06	$65,574.17
37-48	$17.32	46,783	$810,281.56	$67,523.46
49-60	$17.84	46,783	$834,608.72	$69,550.73
61-72	$18.37	46,783	$859,403.71	$71,616.98
73 - 4/30/2019	$18.93	46,783	$664,201.64	$73,800.18

*	No Base Rent will be charged for the first five (5) months after the Expansion Date (the “Free Rent Period”). If the Expansion Date falls on a day other than the first day of a calendar month, the Base Rent for the month in which the Free Rent Period ends will be prorated. Although Tenant will pay no Base Rent during the Free Rent Period, Tenant will pay its Pro Rata Share of Expenses and Taxes during the Free Rent Period.

B. Pro Rata Share. Tenant’s Pro Rata Share of Expenses and Taxes for the Revised Premises shall be 40.65%.

C. Parking. Tenant shall be entitled to the use of 230 parking stalls, subject to the terms and conditions of the Lease governing parking.

6. Back-up Generator Expansion to Be Performed At Landlord’s Expense. On or before the Expansion Date, Landlord will, at no cost to Tenant, provide 20 amps of additional capacity on the Building’s back-up generator for Tenant’s use. This power back-up will be coordinated and performed in accordance with the directions of Landlord’s engineer. Except for the work expressly required of Landlord in this Section, any improvements to the Initial Premises or Expansion Area desired by Tenant will be performed at Tenant’s expense (subject, however, to the Allowance).

7. Additional Improvements and Allowance. All improvements to the Initial Premises or the Expansion Area other than those described in Section 6 shall be subject to the provisions of the Work Letter attached to this Amendment as Exhibit “B” and shall be performed at Tenant’s expense, except that Landlord agrees to provide a Allowance in the amount of $610,410.00 (calculated for reference purposes only as $15.00 x 40,694 Usable Square Feet) as more fully described in Exhibit “B”.

8. Delay Penalty. In the event that, through no fault of Tenant and with no Tenant Delay (as defined in the Lease, this Amendment, and in Exhibit “B” attached to this Amendment), Landlord does not Substantially Complete the Landlord Work in the Expansion Premises and deliver occupancy of the Expansion Premises to Tenant within one hundred ten (110) days after the later of: (a) the date this Amendment is executed by Tenant and an executed original is forwarded to Landlord, or (b) the date Tenant approves the final plans for the Landlord Work as described in paragraph 2 of the Work Letter attached as Exhibit B , then Landlord shall credit Tenant with one (1) additional day of free Base Rent (for the Expansion Premises only) for each day of occupancy delay.

9. Early Access. Tenant will have the right to access the Expansion Area at least twenty-one (21) days prior to the Expansion Date for the purpose of installing Tenant’s furniture, fixtures and equipment. Landlord shall give Tenant at least seven (7) days advance written notice of the projected Expansion Date. There shall be no rental or other charge for such early access. Tenant agrees that it will conduct its installation work in the Expansion Area in a manner that will not interfere with Landlord’s Work. Any interference by Tenant or its agents or contractors with Landlord’s Work will constitute a Tenant Delay.

10. Assignment and Subletting. Section 11.02 of the Lease is hereby amended to add the following sentence at the end of said Section: “Landlord shall have no obligation to consent to a Transfer and Landlord’s refusal to consent will not be deemed unreasonable if, in the reasonable opinion of Landlord, the business proposed to be conducted by the transferee is not consistent with the uses of other tenants within the Building or with Building standards, or if the transferee is not financially capable of assuming the Lease (in the case of an assignment) or of paying the amounts required by the sublease (in the case of a sublease), or if there is reason to believe that the transferee will not comply with the Building rules and regulations.”

11. Right of First Refusal for Space in Existing Building. During the Term, and provided that (a) the Lease is in full force and effect, (b) Tenant is not in default under the Lease beyond any applicable cure periods, (c) Tenant has not assigned the Lease or subleased more than fifty percent (50%) of the Premises under any then-existing sublease (other than pursuant to a Permitted Transfer, as defined in Section 11.04 of the Lease), and (d) on Landlord’s request, Tenant provides to Landlord current financial statements for Tenant, prepared in accordance with generally accepted accounting principles consistently applied and certified by Tenant to be true and correct, demonstrating sufficient Tenant financial strength for additional space under the Lease, Tenant shall have a right of first refusal (“ROFR”) for any and all space in the Building, as follows: Tenant shall have seven (7) calendar days following receipt from Landlord of a bonafide letter of intent signed by a competing tenant and Landlord to lease space within the Building, to respond and exercise its ROFR by providing Landlord with an unequivocal, irrevocable, written commitment to lease said space in the Building. If Tenant exercises its ROFR on or before April 30, 2014, Tenant can take the space at the rate being offered by the competing tenant in its letter of intent and with an expiration date coterminous with the Tenant’s existing space (i.e., termination date of April 30, 2019, which may be extended if Tenant exercises its options to renew). If Tenant exercises its ROFR after April 30, 2014, Tenant can take the space at the rate being offered by the competing tenant but the expiration date for Tenant’s entire leased premises (as of the date of exercise of the ROFR) will be extended by the lesser of: (1) the amount of term needed to total five (5) years remaining on Tenant’s term, or (2) to the ending date of the term being offered by the competing tenant; provided, however, that in the event that the ending date of the term being offered by the competing tenant is earlier than the expiration date of Tenant’s existing space, then the expiration date for Tenant’s entire leased premises (including without limitation the ROFR space) will be April 30, 2019 (which may be extended if Tenant exercises its options to renew). In no event will Tenant have the right to reduce the term on its existing space to a date prior to April 30, 2019 in order to match the term of any new ROFR space.

For example, if Tenant has 2 years left on its lease and exercises its ROFR after April 30, 2014 with a new tenant offering to lease new space for 4 years, Tenant will extend the entire term of the Lease an additional 2 years, making the term for Tenant’s existing space and right of refusal space 4 years from the time of exercise of the right. But if the competing tenant were offering to lease the new space for 8 years (i.e., to 4/30/2025), Tenant would extend its entire term out (for all of Tenant’s leased premises and the ROFR space) for the amount of time needed to bring Tenant’s remaining term to 5 years after the date of exercise of the ROFR, and Tenant would not have to match the additional years being offered by the competing tenant. In any exercise of the ROFR where the term offered by the competing tenant is longer than the term for which Tenant takes the ROFR space, any concessions and tenant improvements offered to the competing tenant and the commissions to be paid by Landlord under the letter of intent with the competing tenant shall be prorated to account for the difference in the terms. (For example, if the lease term offered by the competing Tenant is 6 years and the term for which Tenant takes the space under its ROFR is only 5 years, Tenant will only be entitled to 5/6ths of the amount of the concession(s) offered to the competing Tenant.) If as a result of Tenant’s exercise of its ROFR the lease on the Revised Premises is extended beyond April 30, 2019, the rental rate for the Revised Premises during that extension period will be the Fair Market Rate as defined in Exhibit “C” attached to this Amendment. If Tenant does not exercise the ROFR, Landlord may enter into a lease with the competing tenant on the terms in the original letter of intent received by Tenant from Landlord. This Section 10 supersedes and replaces Section 4 of Exhibit “F” attached to the Lease.

12. Right of First Offer for Space in The Pointe VI Building. Landlord is currently constructing a four story office building at The Pointe to be known as The Pointe Building VI (“Building VI”). Tenant shall have a right of first offer for any and all space in Building VI, as follows: During the Term, following written notice from Tenant to Landlord that Tenant needs additional space, which notice may be given at any time or from time to time, and provided that (a) the Lease is in full force and effect, (b) Tenant is not in default under the Lease beyond any applicable cure periods, (c) Tenant has not assigned the Lease or subleased more than fifty percent (50%) of the Premises under any then-existing sublease (other than pursuant to a Permitted Transfer, as defined in Section 11.04 of the Lease), and (d) on Landlord’s request, Tenant provides to Landlord current financial statements for Tenant, prepared in accordance with generally accepted accounting principles consistently applied and certified by Tenant to be true and correct, demonstrating sufficient Tenant financial strength for additional space under the Lease, Landlord shall give Tenant written notice of any space (the “ROFO Space”) located in Building VI that is available for lease to third parties. (For purposes of this Section, any space covered by a renewal, extension or expansion option in any tenant’s lease existing as of the date of the Lease, any renewal or extension option given by Landlord to any then-existing tenant for its then-existing space, or any space covered by a right of first offer or right of first refusal existing as of the date of the Lease, shall not be “available for lease” until after each such option or the rights created by such option have expired. Further, if Landlord or its affiliate enters into a lease for space in Building VI with Blue Coat Systems Inc., whether such lease is entered into before or after the Lease with Tenant, then any space covered by a renewal, extension or expansion option given to Blue Coat Systems, or any space covered by a right of first offer or right of first refusal given to Blue Coat Systems, shall not be “available for lease” until after each such option or right has expired.) If Tenant gives Landlord written notice of Tenant’s interest in leasing the ROFO Space within five (5) business days after notification by Landlord of the availability of the ROFO Space, Landlord and Tenant shall negotiate reasonably and in good faith to enter into a new lease (or an amendment to the Lease) covering the ROFO Space, which may include, without limitation, an extension of the term of the Lease. If Tenant fails to give Landlord such written notice within such five (5) day period, or if Landlord and Tenant, after exercising reasonable, good faith efforts, are unable to agree on the amount of the monthly rental and other terms and conditions for the ROFO Space within thirty (30) calendar days after receipt by Landlord of Tenant’s written notice of interest in leasing the ROFO Space, such right of first offer shall terminate and be of no further force or effect with respect to such ROFO Space, but shall continue to apply to other ROFO Space. This Section 11 supersedes and replaces Section 5 of Exhibit “F” attached to the Lease.

13. First Renewal Option. Tenant shall have the right to extend the Term of the Lease (the “First Renewal Option”) for one additional period of five (5) years commencing on the day following the Termination Date and ending on the 5th anniversary of the Termination Date (the “First Extended Term”), if all of the following conditions are met: (a) Landlord receives notice of exercise (“First Renewal Notice”) not less than 12 full calendar months prior to the expiration of the Term and not more than 18 full calendar months prior to the expiration of the Term; (b) the Lease is in full force and effect at the time that Tenant delivers its First Renewal Notice; (c) Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its First Renewal Notice; and (d) Tenant has not assigned the Lease or subleased more than fifty percent (50%) of the Premises under any then-existing sublease (other than pursuant to a Permitted Transfer, as defined in Section 11.04 of the Lease).

Tenant may exercise the First Renewal Option for less than the entire Premises then leased by Tenant (but not less than 50% of the Revised Premises as defined in this Amendment) so long as the space that Tenant returns to Landlord is commercially marketable, as reasonably determined by Landlord in consultation with its broker. If the First Renewal Notice is for less than the entire Premises then leased by Tenant, Tenant shall include in its First Renewal Notice a description of the approximate size and location of the space Tenant proposes to return to Landlord.

If Tenant exercises the First Renewal Option, the rental rate for the Premises during that extension period will be ninety-five percent (95%) of the Fair Market Rate during that extension period, determined in accordance with Exhibit “C” attached to this Amendment.

If Tenant is entitled to and properly exercises its First Renewal Option, Landlord shall prepare an amendment (the “First Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The First Renewal Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the First Renewal Notice, and Tenant shall execute and return the First Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same.

This Section 12 supersedes and replaces Section 2 of Exhibit “F” attached to the Lease.

14. Second Renewal Option. If Tenant properly exercised its First Renewal Option, Tenant shall have the right to extend the Extended Term (the “Second Renewal Option”) for one additional period of five (5) years commencing on the day following the Extended Termination Date and ending on the 5th anniversary of the Extended Termination Date (the “Second Extended Term”), if all of the following conditions are met: (a) Landlord receives notice of exercise (“Second Renewal Notice”) not less than 12 full calendar months prior to the expiration of the First Extended Term and not more than 18 full calendar months prior to the expiration of the First Extended Term; (b) the Lease is in full force and effect at the time that Tenant delivers its Second Renewal Notice; (c) Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Second Renewal Notice; and (d) Tenant has not assigned the Lease or subleased more than fifty percent (50%) of the Premises under any then-existing sublease (other than pursuant to a Permitted Transfer, as defined in Section 11.04 of the Lease).

Tenant may exercise the Second Renewal Option for less than the entire Premises then leased by Tenant (but not less than 50% of the Revised Premises as defined in this Amendment, so long as the space that Tenant returns to Landlord is commercially marketable, as reasonably determined by Landlord in consultation with its broker. If the Second Renewal Notice is for less than the entire Premises then leased by Tenant, Tenant shall include in its Second Renewal Notice a description of the approximate size and location of the space Tenant proposes to return to Landlord.

If Tenant exercises the Second Renewal Option, the rental rate for the Premises during that extension period will be ninety-five percent (95%) of the Fair Market Rate during the Second Extended Term, determined in accordance with Exhibit “C” attached to this Amendment.

If Tenant is entitled to and properly exercises its Second Renewal Option, Landlord shall prepare an amendment (the “Second Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Second Renewal Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Second Renewal Notice, and Tenant shall execute and return the Second Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same.

This Section 13 supersedes and replaces Section 3 of Exhibit “F” attached to the Lease.

15. Commissions. Landlord shall pay a commission to Coldwell Banker Commercial NRT (“Known Broker”) in connection with this Amendment pursuant to a separate commission and listing agreement between Landlord and Known Broker. The parties acknowledge that they have not used any real estate brokers or finders with respect to this Amendment other than the Known Broker. Each party represents and warrants to the other that the warranting party knows of no real estate broker or agent who is or might be entitled to compensation in connection with this Amendment other than Known Broker. Each party, as indemnifying party, agrees to indemnify, defend and hold the other party harmless from and against any and all liabilities or expenses, including reasonable attorneys’ fees and costs, arising out of any claim for brokerage commissions, finder’s fees, or similar compensation by any person other than Known Broker, which claim is based on any alleged act or agreement of the indemnifying party.

16. Confidentiality. Landlord and Tenant each acknowledge that the terms and conditions of this Amendment (including without limitation the rental rate and concessions granted to Tenant herein) and the Lease are to remain confidential, and may not be disclosed to anyone, by any manner or means, directly or indirectly, without the other party’s prior written consent; provided, however, that either party may disclose the terms and conditions of this Third Amendment and the Lease to its auditors, accountants, attorneys, brokers or its affiliate(s), as reasonably required in the conduct of such party’s affairs, or as required by legal process. The consent by a party to any disclosures shall not be deemed to be a waiver on the part of such party of any prohibition against any future disclosure.

17. Repayment of Rent Concession. Tenant acknowledges that its right to occupy the Premises without paying Base Rent during the Free Rent Period is absolutely conditioned upon Tenant’s full, faithful and punctual performance of its obligations under the Lease, as amended hereby, including the payment of all rent. If Tenant defaults in its obligations hereunder and does not cure such default after any required notice and within any applicable grace period, the Specified Percentage of the Base Rent for the Free Rent Period shall immediately become due and payable in full, at the initial per square foot rate described in Section 5A of this Amendment. As used herein, the “Specified Percentage” shall mean the percentage equal to the fraction, the numerator of which is the number of months remaining in the original Term after the date of default and the denominator of which is the number 73.

18. Miscellaneous. The Lease and this Amendment contain all of the representations, understandings, and agreements of the parties with respect to matters contained herein. The parties acknowledge and agree that the Lease and this Amendment were both negotiated by all parties, that they shall be interpreted as if they were drafted jointly by all of the parties, and that neither the Lease, this Amendment, nor any provision within them, shall be construed against any party or its attorney because it was drafted in full or in part by any party or its attorney. Each of the individuals who have executed this Amendment represents and warrants that he or she is duly authorized to execute this Amendment on behalf of Landlord or Tenant as the case may be, that all corporate, partnership, trust or other action necessary for such party to execute and perform the terms of this Amendment have been duly taken by such party, and that no other signature and/or authorization is necessary for such party to enter into and perform the terms of this Amendment. This Amendment may be executed in any number of counterparts, provided each counterpart is identical in its terms. Each such counterpart, when executed and delivered will be deemed to be an original, and all such counterparts together shall be deemed to constitute one and the same instrument. Facsimile transmission of a signed counterpart shall be deemed to constitute delivery of the signed original. Time is of the essence in the interpretation and enforcement of this Amendment. This Amendment shall be governed by and construed in accordance with the laws of the State of Utah and each of the parties hereto submits to the non-exclusive jurisdiction of the courts of the State of Utah in connection with any disputes arising out of the Lease or this Amendment. In the event of any legal action arising under this Amendment, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees from the non-prevailing party.

19. Effect of Amendment on Lease. In the event of any conflict between the provisions of this Amendment and the provisions of the Lease, this Amendment will control. Except as modified hereby, the Lease remains in full force and effect between the parties.

20. Binding Only on Full Execution. The submission of an unsigned copy of this Amendment by either party to the other shall not constitute an offer or option with respect to the matters contained herein. This Amendment shall become effective and binding only upon execution and delivery by both Tenant and Landlord.

21. Signage. In the event that Tenant and Landlord shall enter into any further amendment to the Lease or another lease with respect to the Building which results in Tenant occupying 50% or more of the Rentable Square Feet in the Building, Tenant shall be entitled to move the existing signage at the top corner of the Building to the middle segment of the Building at the top. Tenant may also replace the existing signage with new signage (which shall be subject to Landlord’s prior written approval, not to be unreasonably withheld) in connection with the change in location. Tenant shall be responsible for all costs of moving and/or replacing the signage; provided, however, that Tenant may use any tenant improvement allowance for such purpose.

22. Exhibits. The following exhibits are attached to this Amendment and incorporated by reference herein:

Exhibit “A” – Depiction of Expansion Area

Exhibit “B” – Work Letter

Exhibit “C” – Definition of Fair Market Rate

IN WITNESS WHEREOF, the parties have executed this Third Amendment to Office Lease Agreement on the dates indicated next to their signatures below.

LANDLORD:		TENANT:

TP BUILDING I, LLC, a Utah limited liability company		HEALTHEQUITY, INC., a Delaware corporation

By:		By:
Title:	Manager	Title:	Executive Chairman
Date:	8/30/12	Date:	Aug. 30, 2012

EXHIBIT “A”

DEPICTION OF EXPANSION AREA

[Need]

Exhibit A – Page 1

Exhibit “B”

WORK LETTER

This Exhibit is attached to and made a part of the Third Amendment to Lease by and between TP BUILDING I, LLC, a Utah Limited liability company (“Landlord”), and HEALTHEQUITY, INC., a Delaware corporation (“Tenant”), for space in the Building located at 15 West Scenic Drive, Draper, Utah 84020.

As used in this Work Letter, the “Premises” shall be deemed to mean the Revised Premises, as defined in the Amendment to which this Exhibit is attached.

1.	This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in the Premises for Tenant’s use (other than the backup generator). All improvements described in this Work Letter to be constructed in and upon the Premises by Landlord are hereinafter referred to as the “Landlord Work.” It is agreed that construction of the Landlord Work will be completed at Tenant’s sole cost and expense, except as provided herein and subject to the Allowance (as defined below). Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Landlord, subject to Tenant’s approval, which shall not be unreasonably withheld. In addition, Landlord shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work, subject to Tenant’s approval, which shall not be unreasonably withheld. The construction contract for the Landlord Work shall be a fixed price contract [or Costs of Construction subject to a Guaranteed Maximum Price], subject to Tenant’s approval, which shall not be unreasonably withheld (the “Construction Contract”).

2.

Landlord’s architect shall be responsible for the timely preparation and submission of the final architectural, electrical and mechanical construction drawings, plans and specifications (called “Plans”) necessary to construct the Landlord Work. Landlord’s architect shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment). Landlord’s architect will prepare the Plans necessary for such construction at Tenant’s cost, which cost shall be paid out of the Allowance. Notwithstanding the foregoing, Landlord will provide free space planning services for the Premises through Beecher Walker Architects (the cost of which free space planning services will not count against the Allowance). Landlord’s architect shall complete the plans within fourteen (14) business days following the full execution of this Amendment. Tenant shall have three (3) business days to review the plans and make any changes. Landlord’s architect shall have four (4) business days to make the requested changes and resubmit same to Tenant. Tenant shall have two (2) business days to approve the final plans. Time is of the essence in respect of preparation and submission of Plans by Tenant and Landlord. If the Plans are not approved by Tenant within the time frames outlined herein Tenant shall be responsible for one day of Tenant Delay (as defined in the Lease)

Exhibit B – Page 1

for each day of delay. If the Plans are not prepared or approved by Landlord or Landlord’s architect within the time frames outlined herein Landlord shall be responsible for one day of Landlord Delay for each day of delay. The parties agrees that no existing improvements or improvements shown on the Plans shall be a Required Removable pursuant to Article 8 of the Lease and Tenant may leave all improvements shown on the Plans or as currently built without any requirement to remove them.

3.	If Landlord’s estimate of the cost of the Landlord Work shall exceed the Allowance, Landlord, prior to commencing any construction of Landlord Work, shall submit to Tenant a written estimate setting forth the anticipated cost of the Landlord Work, including but not limited to labor and materials, contractor’s fees and permit fees. Within three (3) Business Days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Landlord Work. If Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord to reach a mutually acceptable alternative cost estimate. The Construction Contract shall include a price not to exceed the estimate approved by Landlord and Tenant.

4.	If the cost of construction as shown in the Construction Contract (with the approval of Tenant) shall exceed the Allowance (such amount exceeding the Allowance being herein referred to as the “Excess Costs”), Tenant shall pay to Landlord such Excess Costs, plus any applicable state sales or use tax thereon, within ten (10) days of receipt of Landlord’s invoice. The statements of costs submitted to Landlord by Landlord’s contractors shall be conclusive for purposes of determining the actual cost of the items described therein, subject to the fixed or maximum price in the Construction Contract. The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes both a Tenant Delay and an event of default under the Lease.

5.	If Tenant shall request any change, addition or alteration in any of the Plans after approval as outlined in Paragraph 2 above, Landlord shall have such revisions to the drawings prepared, and Tenant shall reimburse Landlord for the cost thereof, plus any applicable state sales or use tax thereon, within ten (10) days of receipt of Landlord’s invoice, or deduct said cost from any remaining Allowance if any. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost which will be chargeable to Tenant by reason of such change, addition or deletion. Tenant, within two (2) business days, shall notify Landlord in writing whether it desires to proceed with such change, addition or deletion. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested change, addition or alteration, or Landlord may elect to discontinue work on the Premises until it receives notice of Tenant’s decision, in which event Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting therefrom. If such revisions result in a higher estimate of the cost of construction and/or higher actual construction costs which exceed the Allowance, such increased estimate or costs shall be deemed Excess Costs pursuant to Paragraph 4 hereof and Tenant shall pay such Excess Costs, plus any applicable state sales or use tax thereon, within ten (10) days of receipt of Landlord’s statement.

Exhibit B – Page 2

6.	Following approval of the Plans and the payment by Tenant of the required portion of the Excess Costs, if any, Landlord shall cause the Landlord Work to be Substantially Completed in accordance with the approved Plans within one hundred ten (110) days after the later of: (a) the date the Amendment to which this Work Letter is attached as an Exhibit is executed by Tenant and an executed original is forwarded to Landlord, or (b) the date Tenant approves the final plans for the Landlord Work as described in paragraph 2 above. If Landlord fails to Substantially Complete the Landlord Work within said time, Landlord shall be liable for the delay penalty described in Section 8 of the Amendment to which this Work Letter is attached as an Exhibit. Landlord shall notify Tenant of Substantial Completion of the Landlord Work.

7.	Landlord, provided Tenant is not in default beyond any applicable cure period, agrees to provide Tenant with an allowance (the “Allowance”) in an amount equivalent to $610,410.00. The Allowance will first be applied toward the cost of the Landlord Work in the Premises. In the event that such cost is less than the Allowance, Tenant may use the balance of the Allowance in its sole discretion. Tenant may request a distribution of these funds from Landlord at any time following Substantial Completion of the Landlord Work in the Premises and Landlord shall pay Tenant such funds within ten (10) days of receipt of Tenant’s request, either by paying amounts shown on invoices to Tenant for work on the Premises (either for work in the Expansion Area or in the Existing Premises) or by crediting Tenant for Base Rent after the Free Rent Period. If the Allowance shall not be sufficient to complete the Landlord Work, Tenant shall pay the Excess Costs, plus any applicable state sales or use tax thereon, as prescribed in Paragraph 4 above. Landlord shall be entitled to deduct from the Allowance a construction management fee for Landlord’s oversight of the Landlord Work in an amount equal to 5% of the total cost of the Landlord Work.

8.	Landlord shall indemnify, defend and hold Tenant harmless against all claims and liabilities made by any party in connection with the performance of the Landlord Work, except to the extent such claims or liabilities arise from negligent or wrongful acts or omissions of Tenant. Tenant shall indemnify, defend and hold Landlord harmless against all claims and liabilities made by any party as a result of activities of Tenant or its agents or contractors on or about the Premises, except to the extent such claims arise from negligent or wrongful acts or omissions of Landlord.

9.	This Exhibit shall not be deemed applicable to any additional space added to the Premises at any later time (after completion of Landlord’s Work in connection with the Amendment to which this Exhibit is attached) or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

Exhibit B – Page 3

EXHIBIT “C”

DEFINITION OF FAIR MARKET RATE

Fair Market Rate (“Market Rate”) shall be defined as the then fair market full-service-gross rental value (or, if the Lease is a net lease, the net rental value) of the Premises as of the date of commencement of the renewal term, determined in accordance with the provisions set forth below. The Market Rate of the Premises shall mean the full-service-gross rental (or, if applicable, the net rental value) that would be agreed to by a landlord and a tenant, each of whom is willing, but neither of whom is compelled, to enter into the lease transaction. If the Lease provides for an operating expense base year, the Market Rate shall be determined on the basis of the assumption that the operating expense base year shall be updated to the calendar year of the commencement date of the renewal. The Market Rate shall take into account, without limitation, the following factors:

i.	Rental for comparable premises in comparable existing buildings (taking into consideration, but not limited to, use, location and/or floor level within the applicable building, definition of net rentable area, quality, age and location of the applicable buildings);

ii.	The rentable area of the Premises being leased;

iii.	The length of the pertinent renewal term;

iv.	Tenant improvement allowance, rent credit, moving allowance, space planning allowance, signage, or similar inducements given to any tenant;

v.	The extent to which commissions are due or payable by Landlord as a result of Tenant’s exercising its option to renew this Lease; and

vi.	The quality of credit worthiness of Tenant

If Landlord and Tenant are unable to agree upon the Market Rate within thirty (30) days after the date of Tenant’s notice of intent to renew, either party may elect, by written notice delivered to the other party, to determine the Market Rate by a broker method as follows: The determination of Market Rate shall be determined by three brokers, one of Landlord’s choosing, one of Tenant’s choosing, and one selected by the Landlord’s and Tenant’s agent together. Each broker shall have a minimum of ten (10) years experience in the Salt Lake City office market. Tenant’s renewal rate shall be determined by the brokers no later than thirty (30) days after the date of initiation of the fair market value determination. If the three brokers are unable to agree on the Market Rate, the average of the two closest rates shall be used as the Market Rate. The cost of the Landlord’s broker shall be borne by Landlord, the cost of Tenant’s broker shall be borne by Tenant, the cost of the third broker shall be shared equally by Landlord and Tenant.